Exhibit 99.1

Analyst Contact:	Mark Schlei
Sparton Corporation
Email: mschlei@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports Fiscal 2014 Second Quarter Revenue Growth of 28%

and Adjusted EBITDA Growth of 28% to $7.4 Million

SCHAUMBURG, IL.—February 3, 2014—Sparton Corporation (NYSE: SPA) today announced results for the second quarter of fiscal 2014 ended December 31, 2013. The Company reported second quarter sales of $84.6 million, or an increase of 26%, from $67.3 million for the second quarter of fiscal 2013. Operating income for the second quarter of fiscal 2014 was $5.3 million compared to $4.2 million in the second quarter of fiscal 2013. Net income for the second quarter of fiscal 2014 was $3.5 million or $0.34 per share, basic and diluted compared to net income of $4.8 million, or $0.47 per share, basic and diluted in the same quarter a year ago.

Consolidated Results for the Quarters and Years Ended December 31, 2013 and 2012:

	For the Three Months Ended		For the Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$84,562	$67,254	$158,760	$118,055
Gross profit	14,977	12,095	27,171	20,095

Operating income	5,257	4,200	8,634	6,331
Adjusted operating income	5,365	4,766	8,930	6,897

Net income	3,484	4,841	5,770	6,298
Adjusted net income	3,556	3,152	5,968	4,609

Income per share—basic	0.34	0.47	0.57	0.62
Adjusted income per share—basic	0.35	0.31	0.59	0.45

Income per share—diluted	0.34	0.47	0.57	0.62
Adjusted income per share—diluted	0.35	0.31	0.59	0.45

Adjusted EBITDA	7,449	5,818	12,907	8,538

Cary Wood, President & CEO, commented, “We are pleased with our continued success in this fiscal year. After six months, we have seen a 26% increase in revenue and a 51% adjusted EBITDA improvement as compared to the same prior year period. For the quarter, legacy revenue was up 5% from the prior year with strong growth in Medical and Complex Systems. The remaining 21% revenue growth was realized through the acquisitions of Onyx, Creonix, Aydin, and, most recently in the quarter, Beckwood Services. This quarter’s results continue to reflect the successful execution of our strategic growth plan, in particular our new business development process and our approach to complementary acquisitions.”

Second Quarter Financial Highlights

•	Quarterly revenue grew 26% to $85 million as compared to the same quarter of the prior year

•	Organic growth, net of acquisitions, increased 5% from the same quarter of the prior year

•	Adjusted EBITDA grew 28% in the quarter and 51% YTD as compared to the prior year periods

•	17 new business programs awarded with potential annualized sales of $7.4 million

•	Completed the acquisition of Beckwood Services, Inc.

Acquisition of Beckwood Services, Inc.

On December 11, 2013, the Company completed the acquisition of Beckwood Services, Inc. (“Beckwood”). The acquired business, which is part of the Company’s Complex Systems segment and which is expected to add $18 million in annualized revenue, develops electronic or electro-mechanical controls and electronic assemblies. Their customer profile includes international Fortune 1000 manufacturers of industrial control systems, analytical instruments, measuring and detecting equipment and military, defense and Homeland Security equipment.

“The addition of Beckwood Services meets aspects of our growth strategy by providing Sparton’s entrance into the Northeast geographic market as well as adding industrial control capabilities that further enhance our offerings within the electromechanical value stream,” Mr. Wood continued, “As Sparton continues to implement its strategic growth plan, we plan to achieve our growth expectations by focusing on new business development, internal product research and development, and compatible acquisitions. We are pleased to have Beckwood Services join the Sparton family and expect it to be accretive to earnings within the first 12 months.”

Segment Results

Medical Device (“Medical”)

Included in the results for the Company’s Medical segment for the three months ended December 31, 2013 are net sales of approximately $13.1 million resulting from the acquisition of Onyx compared to $6.1 million in net sales from the acquisition of Onyx in the prior year quarter. Excluding the $7.0 million in incremental sales from the acquisition of Onyx, legacy Medical sales increased approximately $2.5 million, or 9%, in the three months ended December 31, 2013 as compared with the prior year quarter.

The gross profit percentage on Medical sales increased to 15.4% from 12.5% for the three months ended December 31, 2013 and 2012, respectively. This increase in margin percentage on Medical sales primarily reflects certain favorable product mix between the two periods, partially offset by the impact of increased depreciation at Onyx.

Selling and administrative expenses relating to the Medical segment were $2.6 million and $2.3 million for the three months ended December 31, 2013 and 2012, respectively. The current year quarter includes $0.6 million of incremental direct and allocated incremental expenses related to Onyx operations. Amortization of intangible assets was $0.6 million and $0.3 million for the three months ended December 31, 2013 and 2012, respectively. The increase relates to amortization of customer relationships and non-compete agreements acquired as part of the Onyx transaction. Medical reported operating income of $3.7 million for the quarter ended December 31, 2013 compared to adjusted operating income of $2.4 million in the prior year quarter.

Complex Systems (“CS”)

Included in the results for the Company’s Complex Systems segment for the three months ended December 31, 2013 are net sales of approximately $3.1 million resulting from the acquisitions of Creonix, LLC (“Creonix”) and Beckwood. Excluding these sales and a decrease in intercompany sales of $0.1 million, CS sales to legacy external customers for the three months ended December 31, 2013 increased $1.3 million, or 13%, as compared with the same quarter last year.

The gross profit percentage on CS sales increased to 10.6% for the three months ended December 31, 2013 compared to 10.2% for the three months ended December 31, 2012, primarily reflecting increased capacity utilization, partially offset by unfavorable product mix between the comparative periods.

Selling and administrative expenses relating to the CS segment were $0.9 million and $0.7 million for the three months ended December 31, 2013 and 2012, respectively, primarily due to the inclusion of operating expenses of Creonix and Beckwood. CS reported operating income of $1.0 million for the quarter ended December 31, 2013 compared to operating income of $0.8 million in the prior year quarter.

Defense & Security Systems (“DSS”)

Included in the results for the Company’s Defense and Security Systems segment for the three months ended December 31, 2013 are net sales of approximately $4.0 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition of Aydin, DSS legacy sales decreased approximately $0.6 million, or 3%, in the three months ended December 31, 2013 as compared with the same quarter last year, reflecting decreased sonobuoy sales to foreign governments, partially offset by increased U.S. Navy sonobouy sales.

The gross profit percentage on DSS sales decreased to 23.8% for the three months ended December 31, 2013 compared to 27.9% for the three months ended December 31, 2012. Gross profit percentage was negatively affected in the current year quarter by decreased foreign sonobuoy sales as compared to the prior year quarter.

Selling and administrative expenses relating to the DSS segment were $2.1 million and $1.2 million for the three months ended December 31, 2013 and 2012, respectively, reflecting incremental expenses related to Aydin operations. The Company incurred $0.4 million and $0.2 million of internally funded research and development expenses in the three months ended December 31, 2013 and 2012, respectively. DSS reported operating income of $3.6 million for the quarter ended December 31, 2013 compared to operating income of $4.8 million in the prior year quarter. Adjusted operating income was $3.7 million compared to operating income of $4.8 million in the prior year quarter.

Liquidity and Capital Resources

As of December 31, 2013, the Company had $25.0 million borrowed and $40 million available under its credit facility and had available cash and cash equivalents of $1.0 million. As of this date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $19.1 million.

Mr. Wood commented, “Our remaining credit facility availability, coupled with the facility’s potential $35 million accordion feature provides the Company with flexibility as we continue to pursue strategic acquisitions as part of our growth plan.”

Outlook

Cary Wood concluded, “The second quarter’s strong results build upon the success of the first quarter. We continue to execute our strategic growth plan to meet our growth expectations by focusing on new business development, internal product research and development, and compatible and complementary acquisitions. We continue to experience positive momentum from our new business development process with additional new business wins, increased inclusion of our inertial navigation sensors in key military projects, engineering wins from the sale of those products and continued interest in complementary and compatible acquisitions as evidenced with the closing of the Beckwood Services transaction in the northeast geographical region. As we look forward, we expect the second half of the year will continue to produce results at or above current performance levels.”

Conference Call

Sparton will host a conference call with investors and analysts on February 4, 2014 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2014 second quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 681-1617. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=4RSNBJ&role=attend

Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

We exclude restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment, the related tax effect of these items as well as unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 114th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has six manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share per share amounts)

	December 31, 2013	June 30, 2013 (a)
Assets
Current Assets:
Cash and cash equivalents	$1,009	$6,085
Accounts receivable, net of allowance for doubtful accounts of $107 and $61, respectively	44,806	49,572
Inventories and cost of contracts in progress, net	52,393	46,334
Deferred income taxes	3,054	2,951
Prepaid expenses and other current assets	3,844	1,731

Total current assets	105,106	106,673
Property, plant and equipment, net	28,627	28,904
Goodwill	30,156	14,767
Other intangible assets, net	11,756	10,713
Deferred income taxes — non-current	3,931	4,075
Other non-current assets	2,980	790

Total assets	$182,556	$165,922

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$141	$136
Accounts payable	16,885	19,596
Accrued salaries and wages	6,648	6,329
Accrued health benefits	1,586	1,793
Performance based payments on customer contracts	19,111	20,902
Other accrued expenses	7,180	6,733

Total current liabilities	51,551	55,489
Pension liability — non-current portion	275	274
Long-term debt — non-current portion	26,331	11,403
Environmental remediation — non-current portion	2,541	2,684

Total liabilities	80,698	69,850
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,124,422 and 10,095,716 shares issued and outstanding, respectively	12,656	12,619
Capital in excess of par value	18,689	18,751
Retained earnings	71,727	65,957
Accumulated other comprehensive loss	(1,214)	(1,255)

Total shareholders’ equity	101,858	96,072

Total liabilities and shareholders’ equity	$182,556	$165,922

(a)	Derived from the Company’s audited financial statements as of June 30, 2013.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$84,562	$67,254	$158,760	$118,055
Cost of goods sold	69,585	55,159	131,589	97,960

Gross profit	14,977	12,095	27,171	20,095
Operating Expense:
Selling and administrative expenses	8,687	7,375	16,332	12,847
Internal research and development expenses	402	243	791	548
Amortization of intangible assets	636	273	1,234	375
Restructuring charges	—	—	188	—
Other operating expenses	(5)	4	(8)	(6)

Total operating expense, net	9,720	7,895	18,537	13,764

Operating income	5,257	4,200	8,634	6,331
Other income (expense):
Interest expense	(202)	(173)	(360)	(254)
Interest income	—	23	2	51
Other, net	165	59	337	169

Total other expense, net	(37)	(91)	(21)	(34)

Income before provision for income taxes	5,220	4,109	8,613	6,297
Provision for (benefit from) income taxes	1,736	(732)	2,843	(1)

Net income	$3,484	$4,841	$5,770	$6,298

Income per share of common stock:
Basic	$0.34	$0.47	$0.57	$0.62

Diluted	$0.34	$0.47	$0.57	$0.62

Weighted average shares of common stock outstanding:
Basic	10,115,255	10,229,320	10,093,973	10,185,464

Diluted	10,147,518	10,248,424	10,123,542	10,206,913

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the Six Months Ended
	December 31, 2013	December 31, 2012
Cash Flows from Operating Activities:
Net income	$5,770	$6,298
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,640	1,472
Deferred income tax expense	239	760
Stock-based compensation expense	917	597
Gross profit effect of capitalized profit in inventory from acquisition	108	566
Excess tax benefit of stock-based compensation	(496)	—
Other	44	47
Changes in operating assets and liabilities:
Accounts receivable	8,097	(4,306)
Inventories and cost of contracts in progress	2,441	(1,845)
Prepaid expenses and other assets	(1,702)	(2,798)
Performance based payments on customer contracts	(1,791)	(6,592)
Accounts payable and accrued expenses	(4,791)	(3,128)

Net cash provided by (used in) operating activities	12,476	(8,929)
Cash Flows from Investing Activities:
Purchase of Onyx	—	(43,250)
Purchase of certain assets of Creonix	105	—
Purchase of certain assets and liabilities of Aydin Displays, Inc.	(15,000)	—
Purchase of Beckwood	(15,300)	—
Purchases of property, plant and equipment	(1,412)	(1,602)
Change in restricted cash	—	(535)
Proceeds from sale of property, plant and equipment	68	—

Net cash used in investing activities	(31,539)	(45,387)
Cash Flows from Financing Activities:
Short-term bank borrowings, net	—	14,000
Borrowings of long-term debt	41,000	—
Repayment of long-term debt	(26,071)	(70)
Payment of debt financing costs	—	(408)
Repurchase of stock	(1,559)	(234)
Proceeds from the exercise of stock options	121	144
Excess tax benefit from stock-based compensation	496	—

Net cash provided by financing activities	13,987	13,432

Net decrease in cash and cash equivalents	(5,076)	(40,884)
Cash and cash equivalents at beginning of period	6,085	46,950

Cash and cash equivalents at end of period	$1,009	$6,066

Supplemental disclosure of cash flow information:
Cash paid for interest	$320	$258

Cash paid for income taxes	$2,963	$1,603

Supplemental disclosure of non-cash investing activities:
Accounts payable recognized in relation to acquisition purchase consideration adjustments	$393	$2,188

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Net sales:

	For the Three Months Ended December 31,			For the Six Months Ended December 31,
SEGMENT	2013	2012	% Chg	2013	2012	% Chg
Medical	$44,316	$34,804	27.3%	$86,324	$62,863	37.3%
CS	18,304	14,059	30.2	36,569	26,406	38.5
DSS	26,078	22,677	15.0	43,971	37,664	16.7
Eliminations	(4,136)	(4,286)	(3.5)	(8,104)	(8,878)	(8.7)

Totals	$84,562	$67,254	25.7	$158,760	$118,055	34.5

Gross profit:

	For the Three Months Ended December 31,				For the Six Months Ended December 31,
SEGMENT	2013	GP %	2012	GP %	2013	GP %	2012	GP %
Medical	$6,824	15.4%	$4,344	12.5%	$13,802	16.0%	$8,538	13.6%
CS	1,944	10.6	1,428	10.2	3,812	10.4	2,524	9.6
DSS	6,209	23.8	6,323	27.9	9,557	21.7	9,033	24.0

Totals	$14,977	17.7	$12,095	18.0	$27,171	17.1	$20,095	17.0

Operating income:

	For the Three Months Ended December 31,				For the Six Months Ended December 31,
SEGMENT	2013	% of Sales	2012	% of Sales	2013	% of Sales	2012	% of Sales
Medical	$3,663	8.3%	$1,803	5.2%	$7,604	8.8%	$4,425	7.0%
CS	1,019	5.6	777	5.5	1,904	5.2	1,163	4.4
DSS	3,590	13.8	4,830	21.3	4,874	11.1	6,155	16.3
Other Unallocated	(3,015)		(3,210)	—	(5,748)		(5,412)	—

Totals	$5,257	6.2	$4,200	6.2	$8,634	5.4	$6,331	5.4

Adjusted operating income:

	For the Three Months Ended December 31,				For the Six Months Ended December 31,
SEGMENT	2013	% of Sales	2012	% of Sales	2013	% of Sales	2012	% of Sales
Medical	$3,663	8.3%	$2,369	6.8%	$7,604	8.8%	$4,991	7.9%
CS	1,019	5.6	777	5.5	2,092	5.7	1,163	4.4
DSS	3,698	14.2	4,830	21.3	4,982	11.3	6,155	16.3
Other Unallocated	(3,015)		(3,210)	—	(5,748)		(5,412)	—

Totals	$5,365	6.3	$4,766	7.1	$8,930	5.6	$6,897	5.8

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended December 31, 2013			For the Three Months Ended December 31, 2012
	GAAP	Non-GAAP Adjustment	Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$84,562	$—	$84,562	$67,254	$—	$67,254
Cost of goods sold	69,585	(108)	69,477	55,159	(566)	54,593

Gross profit	14,977	108	15,085	12,095	566	12,661
Operating Expense:
Selling and administrative expenses	8,687	—	8,687	7,375	—	7,375
Internal research and development expenses	402	—	402	243	—	243
Amortization of intangible assets	636	—	636	273	—	273
Restructuring charges	—	—	—	—	—	—
Other operating expenses	(5)	—	(5)	4	—	4

Total operating expense, net	9,720	—	9,720	7,895	—	7,895

Operating income	5,257	108	5,365	4,200	566	4,766
Other income (expense):
Interest expense	(202)	—	(202)	(173)	—	(173)
Interest income	—	—	—	23	—	23
Other, net	165	—	165	59	—	59

Total other income, net	(37)	—	(37)	(91)	—	(91)

Income before provision for income taxes	5,220	108	5,328	4,109	566	4,675
Provision for (benefit from) income taxes	1,736	36	1,772	(732)	2,255	1,523

Net income	$3,484	$72	$3,556	$4,841	$(1,689)	$3,152

Income per share of common stock:
Basic	$0.34		$0.35	$0.47		$0.31

Diluted	$0.34		$0.35	$0.47		$0.31

Weighted average shares of common stock outstanding:
Basic	10,115,255		10,115,255	10,229,320		10,229,320

Diluted	10,147,518		10,147,518	10,248,424		10,248,424

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Six Months Ended December 31, 2013			For the Six Months Ended December 31, 2012
	GAAP	Non-GAAP Adjustment	Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$158,760	$—	$158,760	$118,055	$—	$118,055
Cost of goods sold	131,589	(108)	131,481	97,960	(566)	97,394

Gross profit	27,171	108	27,279	20,095	566	20,661
Operating Expense:
Selling and administrative expenses	16,332	—	16,332	12,847	—	12,847
Internal research and development expenses	791	—	791	548	—	548
Amortization of intangible assets	1,234	—	1,234	375	—	375
Restructuring charges	188	(188)	—	—	—	—
Other operating expenses	(8)	—	(8)	(6)	—	(6)

Total operating expense, net	18,537	(188)	18,349	13,764	—	13,764

Operating income	8,634	296	8,930	6,331	566	6,897
Other income (expense):
Interest expense	(360)	—	(360)	(254)	—	(254)
Interest income	2	—	2	51	—	51
Other, net	337	—	337	169	—	169

Total other income, net	(21)	—	(21)	(34)	—	(34)

Income before provision for income taxes	8,613	296	8,909	6,297	566	6,863
Provision for (benefit from) income taxes	2,843	98	2,941	(1)	2,255	2,254

Net income	$5,770	$198	$5,968	$6,298	$(1,689)	$4,609

Income per share of common stock:
Basic	$0.57		$0.59	$0.62		$0.45

Diluted	$0.57		$0.59	$0.62		$0.45

Weighted average shares of common stock outstanding:
Basic	10,093,973		10,093,973	10,185,464		10,185,464

Diluted	10,123,542		10,123,542	10,206,913		10,206,913

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$3,484	$4,841	$5,770	$6,298
Interest expense	202	173	360	254
Interest income	—	(23)	(2)	(51)
Provision for income taxes	1,736	(732)	2,843	(1)
Depreciation and amortization	1,919	993	3,640	1,472
Restructuring/impairment charges	—	—	188	—
Gross profit effect of capitalized profit in inventory from acquisition	108	566	108	566

Adjusted EBITDA	$7,449	$5,818	$12,907	$8,538

	For the Three Months Ended December 31, 2013
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$3,663	$1,019	$3,590	$(3,015)	$5,257
Restructuring charges	—	—	108	—	108

Adjusted operating income (loss)	$3,663	$1,019	$3,698	$(3,015)	$5,365

Depreciation/amortization	$1,225	$204	$390	$100	$1,919

	For the Three Months Ended December 31, 2012
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$1,803	$777	$4,830	$(3,210)	$4,200
	566	—	—	—	566

Adjusted operating income (loss)	$2,369	$777	$4,830	$(3,210)	$4,766

Depreciation/amortization	$634	$148	$153	$58	$993